NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS SECOND QUARTER RESULTS

  COMPANY-OWNED RUBY TUESDAY SAME-STORE SALES INCREASED 3.9%
  DILUTED EARNINGS PER SHARE INCREASED 22%
  FRANCHISE PARTNERSHIP SAME-STORE SALES INCREASED 4.6%

MARYVILLE, TN – January 7, 2004 – Ruby Tuesday, Inc. today reported results for its second quarter of fiscal 2004, which ended December 2, 2003. For the quarter, diluted earnings per share increased 22.2% to $0.33, total operating revenues increased 15.8% to $245.0 million, and pre-tax profit margin increased 110 basis points to 13.9%. Same-store sales at Company-owned Ruby Tuesday restaurants increased 3.9%, while same-store sales at franchise partnership restaurants increased 4.6% during the quarter. The Company’s Board of Directors declared a semi-annual cash dividend of $0.0225 per share, payable on February 6, 2004 to shareholders of record at the close of business on January 23, 2004.

Sandy Beall, the Company’s Chairman and Chief Executive Officer commented, “We were excited to see the sales momentum, which really began in August, continue throughout the quarter. The significant investments we made in staffing, service initiatives, our menu and our new supervisory system, as well as higher operational standards, continued to result in improved operations, which is reflected in our same-store sales momentum. In addition, the roll-out of the “curb-side to-goSM” initiative was completed at Company-owned and franchise partnership restaurants during the quarter. Curb-side to-go sales grew throughout the quarter. “To-go” represented 4.5% of Company-owned revenue during the quarter and continues to grow and drive incremental business. We are very excited about the success of “to-go” and the opportunity it represents. In addition to the roll-out of curbside to-go during the quarter, in mid-November we released our latest menu. While offering our same popular core menu items, the new menu caters to the growing number of health conscious consumers with an array of healthier and lower carbohydrate menu items. Research indicates that a growing percentage of our customer base, and Americans in general, are increasingly interested in healthy eating alternatives. Healthier eating is becoming a way of life for many Americans and research reveals that one in seven adults is on some sort of low carbohydrate diet. This is the focus of our latest menu, which contains over twenty “Ruby Tuesday Smart EatingSM” items. In addition, we converted from hydrogenated oil to heart healthy canola oil as our frying medium. We believe that a sizable portion of our customer base is excited about healthier alternatives when they dine out. In addition to responding to the desires of our existing customer base, we are also excited about the opportunity our latest menu affords us to reach an entirely new customer base. And all of this was accomplished while maintaining the same great menu items our customers love and to which they are accustomed.”

For the third quarter, the Company’s goal for diluted earnings per share growth is approximately 15% based on approximately 2.0% same-store sales growth at Company-owned Ruby Tuesday restaurants. Third quarter to date same-store sales at Company-owned Ruby Tuesday restaurants are up approximately 1.0% despite multiple weeks of severe weather in the Northeast during December. Beall commented, “Considering the large number of Company-owned restaurants in the Northeast, where there has been consistent inclement weather during December, it is a tremendous achievement we are still positive in same-store sales during our December period. Our ability to achieve positive same-store sales in our December period despite the weather is attributable to the momentum in our brand, the positive impact of “to-go”, and the fact that the recent “mad-cow” event has not had any impact on sales. Third quarter to date same-store sales at franchise partnership restaurants are up approximately 3.0%, which is higher than the Company because the franchise partnerships were much less impacted by weather. As a result of the positive impact both Company-owned and the franchise partnership restaurants are achieving with “to-go” and other programs, we remain committed to investing in these programs. These additional costs are included in our 15% diluted earnings per share growth goal for the third quarter.” The Company’s goal for fiscal 2004 diluted earnings per share growth remains at 17-18% based on same-store sales growth of approximately 2.0% at Company-owned Ruby Tuesday restaurants for fiscal 2004. The 17-18% earnings per share growth goal does not reflect any one-time cumulative effect adjustment which may be recorded should consolidation of the Company’s franchise partnership system be required under FIN 46.

Highlights for the second quarter compared with the same period of the prior year are shown below:

	2Q fiscal 2004	2Q fiscal 2003
Diluted earnings per share	$ 0.33	$ 0.27
Company-owned same-store sales change	3.9%	(0.6%)
Company-owned average unit volume increase	4.4%	1.6%
Total operating revenues	$245,004,000	$211,503,000
Pre-tax margins	13.9%	12.8%

Additional Second Quarter Highlights:

  Diluted earnings per share increased 22.2% to $0.33 from $0.27.
  Net income increased 25.3% to $22,042,000 from $17,585,000.
  Sales at franchise partnership and traditional franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $103,511,000 and $89,707,000 for the second quarter of fiscal 2004 and fiscal 2003, respectively.
  Seventeen Company-owned Ruby Tuesday restaurants were opened and none were closed.
  Six franchise partnership units were opened and none were closed.
  Seven traditional franchise units were opened and none were closed.

Year-to-Date Highlights:

  Diluted earnings per share increased 20.7% to $0.70 from $0.58.
  Net income increased 23.2% to $46,555,000 from $37,774,000.
  Sales at franchise partnership and traditional franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $206,956,000 and $185,334,000 for the second quarter year-to-date of fiscal 2004 and fiscal 2003, respectively.
  The Company exercised its right to acquire an additional 49% interest in four of the franchise partnerships during the year. As of December 2, 2003, the Company held a 50% interest in thirteen of twenty-four franchise partnerships collectively operating 129 Ruby Tuesday restaurants.

Ruby Tuesday, Inc. has Company-owned, franchise partnership and/or traditional franchise Ruby Tuesday brand restaurants in 39 states, the District of Columbia, Puerto Rico and 13 foreign countries. As of December 2, 2003, the Company owned and operated 466 Ruby Tuesday restaurants, while franchise partnerships and traditional franchisees, including international franchisees, operated 198 and 38 locations, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:	Phone: 865-379-5700
Price Cooper

The Company will host a conference call which will be a live web-cast tomorrow morning at 8:30 Eastern Time. The call will be available live at the following websites:

http://www.fulldisclosure.com
http://www.rubytuesday.com

The call will be archived on both sites through the close of business on January 21, 2004.

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events, including the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, and payment of dividends. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; consumers’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; and general economic conditions.